     EXHIBIT 99.1

Press Release of Geron Corporation, dated January 15, 2010

GERON CORPORATION ANNOUNCES WARRANT EXCHANGE

MENLO PARK, Calif., January 15, 2010 – Geron Corporation (Nasdaq: GERN) today announced that it has entered into an agreement to exchange outstanding warrants held by certain institutional investors for shares of Geron common stock. In connection with the exchange, the company sold additional shares of common stock to the investors at a premium for gross proceeds of $10.0 million, and issued a call option to the investors to purchase an additional $5.0 million of common stock at the premium price.

The institutional investors will deliver warrants to purchase approximately 5.6 million shares of common stock for cancellation in exchange for the issuance by the company of 2.7 million shares of its common stock. The same investors will purchase 1.5 million shares of common stock at an 8% premium to market, or $6.75 per share. The purchase includes a call option to acquire an additional $5.0 million of common stock at the premium price. The option expires on October 31, 2010. A number of shares equal to those issued in exchange for the outstanding warrants cannot be sold during the 12 month period from the date of issuance unless the sales are at prices in excess of $9.11 per share.

“This exchange accounts for approximately three-quarters of all outstanding warrants,” said David L. Greenwood, Geron’s executive vice president and chief financial officer. “2.7 million shares are subject to a lock-up provision, and the new block of shares being purchased at a premium strengthens the balance sheet and provides additional capital to fund clinical trials.”

The shares to be issued in exchange for the cancellation of outstanding warrants, the newly purchased shares, the call option and the shares underlying the call option were offered through a prospectus supplement to the company’s effective universal shelf registration statement (File No. 333-160498). The company arranged the financing directly with the investors.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron’s financial position constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2009.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
info@geron.com

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